                                                                    EXHIBIT 99.1
For Immediate Release
March 4, 1998

                      CHAPTER 11 PLAN OF FIRST MERCHANTS
                       ACCEPTANCE CORPORATION CONFIRMED

_________________________________________________________________


     DEERFIELD, Ill./March 4--First Merchants Acceptance Corporation ("FMAC") announced that at a hearing held on March 3, 1998 before the United States District Court for the District of Delaware, the Court confirmed its Second Amended Chapter 11 Plan. The Confirmed Plan provides, among other things, for payment of secured and administrative obligations, with expected future cash flow from retained interests in FMAC's securitized pools to be paid to FMAC's unsecured creditors beginning in late 1999 or early 2000. Projected ranges of unsecured creditor recoveries are set forth in FMAC's disclosure statement. FMAC's existing common stock will be cancelled on the Effective Date (which is anticipated to be March 16, 1998), but such stockholders will receive the benefit of warrants to purchase 32,500 shares of common stock in Ugly Duckling Corporation ("UDC").

     At the hearing, it was announced that the amount of the exit financing facility from UDC would be $21.5 million, that UDC would also pay approximately $1.3 million of transition expenses and that UDC would act as servicer for loans in FMAC's securitized pools which were charged off as of February 28, 1998.

Safe Harbor Language

     This press release contains various forward-looking statements and information that are based on management's beliefs as well as assumptions made by and information currently available to management, including statements regarding future recoveries by the Company's creditors. Such statements are subject to various risks and uncertainties which could cause actual results to vary materially from those stated. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, expected or projected. Such risks and uncertainties include the performance of UDC, or a successor servicer, in servicing and collecting the loans in the Company's securitized pools, the amount of expenses incurred by the reorganized Company and the future market price of UDC common stock. The Company undertakes no obligation to update any such risk factor or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.